EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors:

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-8, filed on October 1, 2004, of our report dated April 13, 2006, relating to the consolidated financial statements of Unicorp, Inc. appearing in the Form 10-KSB for the year ended December 31, 2005.

/s/ Thomas Leger & Co. L.L.P.
Thomas Leger & Co. L.L.P.

Houston, Texas
April 17, 2006